Exhibit 2.2

Description of Securities

The following description of the securities registered under Section 12 of the Securities Exchange Act of 1934 of Nyxoah S.A. (“Nyxoah,” “us,” “our,” “we” or the “Company”) is a summary of the rights of our ordinary shares and certain provisions of our articles of association in effect as of March 20, 2024. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.2 is a part, as well as to the applicable provisions of Belgian legislation on stock corporations. We encourage you to read our articles of association and applicable Belgian legislation on stock corporations carefully.

Articles of Association and Other Share Information

Corporate Profile

Our legal and commercial name is Nyxoah SA. We are a limited liability company incorporated in the form of a naamloze vennootschap / société anonyme under Belgian law. We are registered with the Register of Legal Entities (RPM Brabant Wallon) under the enterprise number 0817.149.675. Our principal executive and registered offices are located at rue Edouard Belin 12, 1435 Mont-Saint-Guibert, Belgium and our telephone number is +32 10 22 23 55. Our agent for service of process in the United States is Corporation Service Company.

We were incorporated in Belgium on July 15, 2009 for an unlimited duration. Our fiscal year ends December 31.

Share Capital

Share Capital and Shares

Our share capital is represented by ordinary shares without nominal value. Our share capital is fully paid- up. Our shares are not separated into classes. The number of shares issued is expressed in units. As of December 31, 2023, our share capital amounts to €4.9 million, represented by 28,673,985 fully authorized and subscribed and paid-up ordinary shares without nominal value. This number does not include outstanding warrants issued by us and granted to certain of our directors, employees and non-employees nor any other capital increases after December 31, 2023. Neither we nor any of our subsidiaries holds any of our own shares.

Other Outstanding Securities

In addition to the shares already outstanding, we have granted warrants, which upon exercise will lead to an increase in the number of our outstanding shares. A total of 100 warrants (where each warrant entitles the holder to subscribe for 500 new shares in respect of the 2018 Warrants Plan) and a total of 2,229,750 warrants (where each warrant entitles the holder to subscribe to one new share in respect of the 2020 Warrants Plan, 2021 Warrants Plan and 2022 Warrants Plan) were outstanding and granted as of December 31, 2023. For further information, see “Item 6.B.-Compensation -Warrant Plans.”

Form and Transferability of Our Shares

All of our shares belong to the same class of securities and are in registered form or in dematerialized form. All of our outstanding shares are fully paid-up and freely transferable, subject to any contractual restrictions.

Belgian company law and our articles of association entitle shareholders to request, in writing and at their expense, the conversion of their dematerialized shares into registered shares and vice versa. Any costs incurred as a result of the conversion of shares into another form will be borne by the shareholder. For shareholders who opt for registered shares, the shares will be recorded in our shareholder register.

Currency

Our share capital, which is represented by our outstanding ordinary shares, is denominated in euros.

Changes to Our Share Capital

In principle, changes to our share capital are decided by our shareholders. Our shareholders may at any time at a meeting of shareholders decide to increase or decrease our share capital. Any such resolution of shareholders must satisfy the quorum and majority requirements that apply to an amendment of the articles of association, as described below in “- Description of the Rights and Benefits Attached to Our Shares - Right to Attend and Vote at Our Meeting of Shareholders - Quorum and Majority Requirements”. No shareholder is liable to make any further contribution to our share capital other than with respect to shares held by such shareholder that would not be fully paid-up.

Share Capital Increases by Our Board of Directors

Subject to the quorum and majority requirements described below in “- Description of the Rights and Benefits Attached to Our Shares - Right to Attend and Vote at Our Meeting of Shareholders - Quorum and Majority Requirements”, our meeting of shareholders may authorize our board of directors, within certain limits, to increase our share capital without any further approval of our shareholders. A capital increase that is authorized in this manner is referred to as authorized capital. This authorization can only be granted for a renewable period of a maximum of five years as from the date of the publication of the authorization in the Annexes to the Belgian Official Gazette (Belgisch Staatsblad/Moniteur Belge) and may not exceed the amount of the registered share capital at the time of the authorization. On September 7, 2020, our meeting of shareholders granted this authorization in respect of the authorized capital.

Without prejudice to more restrictive rules set forth by law, our board of directors was authorized to increase the registered capital of our company in one or more transactions with a maximum amount that cannot exceed €3,680,297.39 (excluding issuance premiums, if any).

Normally, the authorization of the board of directors to increase our share capital through contributions in kind or in cash with cancellation or limitation of the preferential right of the existing shareholders is suspended if we are notified by the Belgian Financial Services and Markets Authority, or the FSMA, of a public takeover bid on the financial instruments of our company. The shareholders’ meeting can, however, authorize the board of directors to increase the share capital by issuing further shares. On September 7, 2020, the extraordinary shareholders’ meeting decided to authorize the board of directors to increase our share capital, including with limitation or cancellation of the shareholders’ preferential subscription rights, in one or more times and including the authorization to make use of such authorized capital in the framework of a public tender offer.

Preferential Subscription Rights

In the event of a capital increase for cash with the issue of new shares, or in the event we issue convertible bonds or subscription rights, the existing shareholders have a preferential right to subscribe, pro rata, to the new shares, convertible bonds or subscription rights. These preferential subscription rights are transferable during the subscription period.

Our shareholders may, at a meeting of shareholders, decide to limit or cancel these preferential subscription rights, subject to special reporting requirements. Such decision by the shareholders needs to satisfy the same quorum and majority requirements as the decision to increase our share capital.

The shareholders may also decide to authorize our board of directors to limit or cancel the preferential subscription right within the framework of the authorized capital, subject to the terms and conditions set forth in the Belgian CCA.

Generally, unless expressly authorized in advance by the general shareholders’ meeting, the authorization of our board of directors to increase our share capital through contributions in cash with cancellation or limitation of the preferential subscription right of the existing shareholders is suspended as of the notification to us by the FSMA of a public takeover bid on our financial instruments. Our general shareholders’ meeting did not grant such express authorization to our board of directors. See also “- Share Capital Increases by Our Board of Directors” above.

Under the DGCL, shareholders of a Delaware corporation have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the corporation’s certificate of incorporation.

Purchases and Sales of Our Own Shares

We may acquire, pledge and dispose of its own shares, profit certificates or associated certificates at the conditions provided for by articles 7:215 and following of the Belgian CCA. These conditions include a prior special shareholders’ resolution approved by at least 75% of the votes validly cast at a general shareholders’ meeting (whereby abstentions are not included in the numerator nor in the denominator) where at least 50% of the share capital and at least 50% of the profit certificates, if any, are present or represented. Furthermore, shares can only be acquired with funds that would otherwise be available for distribution as a dividend to the shareholders and the transaction must pertain to fully paid-up shares or associated certificates. Finally, an offer to purchase shares must be made by way of an offer to all shareholders under the same conditions. Shares can also be acquired by us without offer to all shareholders under the same conditions, provided that the acquisition of the shares is effected in the central order book of the regulated market of Euronext Brussels or, if the transaction is not effected via the central order book, provided that the price offered for the shares is lower than or equal to the highest independent bid price in the central order book of the regulated market of Euronext Brussels at that time.

Generally, the general shareholders’ meeting or the articles of association determine the amount of shares, profit certificates or certificates that can be acquired, the duration of such an authorization which cannot exceed five years as from the publication of the proposed resolution as well as the minimum and maximum price that the board of directors can pay for the shares.

The prior approval by the shareholders is not required if we purchases the shares to offer them to our personnel, in which case the shares must be transferred within a period of 12 months as from their acquisition.

The board of directors may also expressly be authorized to dispose of our own shares to one or more specific persons other than our employees or our subsidiaries, in accordance with the provisions of the Belgian CCA.

The authorizations referred to above (if any) shall extend to the acquisition and disposal of our shares by one or more of its direct subsidiaries, within the meaning of the legal provisions relating to the acquisition of shares in their parent company by subsidiaries.

Our general shareholders’ meeting did not grant such authorization to the board of directors. As of the date of this Annual Report, our company does not hold any own shares.

Under the DGCL, a Delaware corporation may purchase or redeem its own shares, unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation.

Belgian Legislation

Disclosure of Significant Shareholdings

Pursuant to the Belgian Act of 2 May 2007 on the disclosure of significant shareholdings in issuers whose securities are admitted to trading on a regulated market and containing various provisions, as amended from time to time, a notification to our company and to the FSMA is required by all natural persons and legal entities (i.e. legal person, enterprise without legal personality, or trust), in the following circumstances:

•	an acquisition or disposal of voting securities, voting rights or financial instruments that are treated as voting securities;
•	the reaching of a threshold by persons or legal entities acting in concert;
•	the conclusion, modification or termination of an agreement to act in concert;
•	the downward reaching of the lowest threshold;
•	the passive reaching of a threshold;

•	the holding of voting securities in our company upon first admission thereof to trading on a regulated market;
•	where a previous notification concerning the financial instruments treated as equivalent to voting securities is updated;
•	the acquisition or disposal of the control of an entity that holds voting securities in our company; and
•	where our company introduces additional notification thresholds in the articles of association,

in each case where the percentage of voting rights attached to the securities held by such persons reaches, exceeds or falls below the legal threshold, set at 5% of the total voting rights, and 10%, 15%, 20% and so on in increments of 5% or, as the case may be, the additional thresholds provided in the articles of association. Our company has provided for an additional threshold of 3% in the articles of association that will enter into force subject to, and with effect as from, the closing of the Offering.

The notification must be made promptly and at the latest within four trading days following the moment on which the person who is subject to the notification obligation received knowledge or could be deemed to have received knowledge of the acquisition or disposal of the voting rights triggering the reaching of the threshold. Where our company receives a notification of information regarding the reaching of a threshold, it has to publish such information within three trading days following receipt of the notification. The person who has failed to make such notification 20 days before the general shareholders’ meeting may not vote at the general meeting for 25% or more than 25% of the total voting rights at the date of the general shareholders’ meeting.

The forms on which such notifications must be made, as well as further explanations, can be found on the website of the FSMA (www.fsma.be). Violation of the disclosure requirements may result in the suspension of voting rights, a court order to sell the securities to a third party and/or criminal liability. The FSMA may also impose administrative sanctions. Our company is required to publicly disclose any notifications received regarding increases or decreases in a shareholder’s ownership of our company’s securities, and must mention these notifications in the notes to its financial statements. A list as well as a copy of such notifications will be accessible on our company’s website.

In accordance with U.S. federal securities laws, holders of our ordinary shares will be required to comply with disclosure requirements relating to their ownership of our securities. Any person that, after acquiring beneficial ownership of our ordinary shares, is the beneficial owners of more than 5% of our outstanding ordinary shares must file with the SEC a Schedule 13D or Schedule 13G, as applicable, disclosing the information required by such schedules, including the number of our ordinary shares that such person has acquired (whether alone or jointly with one or more other persons). In addition, if any material change occurs in the facts set forth in the report filed on Schedule 13D (including a more than 1% increase or decrease in the percentage of the total shares beneficially owned), the beneficial owner must promptly file an amendment disclosing such change.

Disclosure of Net Short Positions

Pursuant to the Regulation (EU) No. 236/2012 of the European Parliament and the Council on short selling and certain aspects of credit default swaps, any person that acquires or disposes of a net short position relating to our issued share capital, whether by a transaction in shares, or by a transaction creating or relating to any financial instrument where the effect or one of the effects of the transaction is to confer a financial advantage on the person entering into that transaction in the event of a decrease in the price of such shares is required to notify the FSMA if, as a result of which acquisition or disposal his net short position reaches, exceeds or falls below 0.2% of our issued share capital and each 0.1% above that. If the net short position reaches 0.5%, and also at every 0.1% above that, the FSMA will disclose the net short position to the public.

Public Takeover Bids

Public takeover bids for the shares and other securities giving access to voting rights (such as war-rants or convertible bonds, if any) are subject to supervision by the FSMA. Any public takeover bid must be extended to all of our company’s voting securities, as well as all other securities giving access to voting rights. Prior to making a bid, a bidder must publish a prospectus which has been approved by the FSMA prior to publication.

Belgium has implemented the Thirteenth Company Law Directive (European Directive 2004/25/EC of 21 April 2004) by the Belgian Act of 1 April 2007 on public takeover bids, as amended (the “Belgian Takeover Act”) and the Belgian Royal Decree of 27 April 2007 on public takeover bids, as amended (the “Belgian Takeover Decree”). The Belgian Takeover Act provides that a mandatory bid must be launched if a person, as a result of its own acquisition or the acquisition by persons acting in concert with it or by persons acting for their account, directly or indirectly holds more than 30% of the voting securities in a company having its registered office in Belgium and of which at least part of the voting securities are traded on a regulated market or on a multilateral trading facility designated by the Belgian Takeover Decree. The mere fact of exceeding the relevant threshold through the acquisition of shares will give rise to a mandatory bid, irrespective of whether the price paid in the relevant transaction exceeds the current market price. The duty to launch a mandatory bid does not apply in certain cases set out in the Belgian Takeover Decree such as (i) in case of an acquisition if it can be shown that a third party exercises control over our company or that such party holds a larger stake than the person holding 30% of the voting securities or (ii) in case of a capital increase with preferential subscription rights decided by our company’s general shareholders’ meeting.

There are several provisions of Belgian company law and certain other provisions of Belgian law, such as the obligation to disclose significant shareholdings (see “- Disclosure of Significant Shareholding” above) and merger control, that may apply towards our company and which may create hurdles to an unsolicited tender offer, merger, change in management or other change in control. These provisions could discourage potential takeover attempts that other share-holders may consider to be in their best interest and could adversely affect the market price of the shares. These provisions may also have the effect of depriving the shareholders of the opportunity to sell their shares at a premium.

In addition, pursuant to Belgian company law, the board of directors of Belgian companies may in certain circumstances, and subject to prior authorization by the shareholders, deter or frustrate public takeover bids through dilutive issuances of equity securities (pursuant to the “authorized capital”) or through share buy-backs (i.e. purchase of own shares). In principle, the authorization of the board of directors to increase the share capital of our company through contributions in kind or in cash with cancellation or limitation of the preferential subscription right of the existing shareholders is suspended as of the notification to our company by the FSMA of a public takeover bid on the securities of our company. The general shareholders’ meeting can, however, under certain conditions, expressly authorize the board of directors to increase the capital of our company in such case by issuing shares in an amount of not more than 10% of the existing shares at the time of such a public takeover bid.

On September 7, 2020, the general shareholders’ meeting expressly authorized the board of directors to increase our company’s capital as a protective mechanism against potential public takeover bids.

The articles of association do not provide for any other specific protective mechanisms against public takeover bids.

Squeeze-Out

Pursuant to article 7:82 of the Belgian CCA or the regulations promulgated thereunder, a person or legal entity, or different persons or legal entities acting alone or in concert, who own, together with our company, at least 95% of the securities with voting rights in a listed company are entitled to acquire the totality of the securities with voting rights in that company following a squeeze-out offer.

The securities that are not voluntarily tendered in response to such an offer are deemed to be automatically transferred to the bidder at the end of the procedure. At the end of the squeeze-out procedure, our company is no longer deemed a listed company. The consideration for the securities must be in cash and must represent the fair value (verified by an independent expert) as to safeguard the interests of the transferring shareholders.

A squeeze-out offer is also possible upon completion of a public takeover bid, provided that the bidder holds at least 95% of the voting capital and 95% of the voting securities of the public company. In such a case, the bidder may require that all remaining shareholders sell their securities to the bidder at the Offering Price of the takeover bid, provided that, in case of a voluntary takeover offer, the bidder has also acquired 90% of the voting capital to which the offer relates. The shares that are not voluntarily tendered in response to any such offer are deemed to be automatically transferred to the bidder at the end of the procedure.

The DGCL provides for shareholders appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.

Limitations on the Right to Own Securities

Neither Belgian law nor our articles of association impose any general limitation on the right of non- residents or foreign persons to hold our securities or exercise voting rights on our securities other than those limitations that would generally apply to all shareholders.

Exchange Controls and Limitations Affecting Shareholders

There are no Belgian exchange control regulations that impose limitations on our ability to make, or the amount of, cash payments to residents of the United States.

We are in principle under an obligation to report to the National Bank of Belgium certain cross-border payments, transfers of funds, investments and other transactions in accordance with applicable balance-of- payments statistical reporting obligations. Where a cross-border transaction is carried out by a Belgian credit institution on our behalf, the credit institution will in certain circumstances be responsible for the reporting obligations.

Securities Exercisable for Ordinary Shares

See the section of this prospectus titled “Item 6.B.-Compensation - Warrant Plans” for a description of securities granted by our board of directors to our directors, members of the executive management team, employees and other service providers.

Ordinary Shares

The following description is a summary of certain information relating to the rights and benefits attached to our ordinary shares, certain provisions of our articles of association and the Belgian Companies Code. Because this description is a summary, it may not contain all of the information important to you. Accordingly, this description is qualified entirely by reference to the description of our share capital and the material terms of our articles of association contained in our most recent Annual Report on Form 20-F as updated by other reports and documents we file with the SEC after the date hereof, together with our articles of association, a copy of which has been filed as an exhibit to our most recent Annual Report on Form 20-F.

Right to Attend and Vote at Our Meetings of Shareholders

Annual Meeting of Shareholders.

Our annual general shareholders’ meeting is held at the registered office of our company or at the place determined in the notice convening the general shareholders’ meeting. The meeting is held every year on the second Wednesday of the month of June, at 2:00 p.m. CET. If this day is a public holiday, even if it is only a public holiday in one of the communities of Belgium, the meeting will be held on the next business day. At our annual general shareholders’ meeting, the board of directors submits to the shareholders the audited non-consolidated and consolidated annual financial statements and the reports of the board of directors and of the statutory auditor with respect thereto.

The general shareholders’ meeting then decides on the approval of the statutory annual financial statements, the proposed allocation of our company’s profit or loss, the release from liability of the directors and the statutory auditor, the advisory vote on the remuneration report included in the annual report of the board of directors and, when applicable, the (re-)appointment or dismissal of the statutory auditor and/or of all or certain directors. In addition, as relevant, the general shareholders’ meeting must also decide on the approval of the remuneration of the directors and statutory auditor for the exercise of their mandate, and on the approval of provisions of service agreements to be entered into with executive directors, members of the executive management and other executives providing (as the case may be) for severance payments exceeding twelve months’ remuneration (or, subject to a motivated opinion by the remuneration committee, eighteen months’ remuneration).

Special and Extraordinary Meetings of Shareholders

Our board of directors or the statutory auditor (or the liquidators, if appropriate) may, whenever the interest of our company so requires, convene a special or extraordinary general shareholders’ meeting. Pursuant to article 7:126 of the Belgian CCA, such general shareholders’ meeting must also be convened every time one or more shareholders holding, alone or together, at least 10% of our company’s share capital so request. Shareholders that do not hold at least 10% of our company’s share capital do not have the right to have the general shareholders’ meeting convened.

Under the DGCL, special meetings of the shareholders of a Delaware corporation may be called by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of the corporation, or if not so designated, as determined by the board of directors. Shareholders generally do not have the right to call meetings of shareholders, unless that right is granted in the certificate of incorporation or the bylaws.

Notices Convening Meetings of Shareholders and Agenda

The notice convening the general shareholders’ meeting must state the place, date and hour of the meeting and must include an agenda indicating the items to be discussed. The notice needs to contain a description of the formalities that shareholders must fulfil in order to be admitted to the general shareholders’ meeting and exercise their voting right, information on the manner in which shareholders can put additional items on the agenda and table draft resolutions, information on the manner in which shareholders can ask questions during the general shareholders’ meeting, information on the procedure to participate to the general shareholders’ meeting by means of a proxy or to vote by means of a remote vote, and, as applicable, the registration date for the general shareholders’ meeting. The notice must also mention where shareholders can obtain a copy of the documentation that will be submitted to the general shareholders’ meeting, the agenda with the proposed resolutions or, if no resolutions are proposed, a commentary by the board of directors, updates of the agenda if shareholders have put additional items or draft resolutions on the agenda, the forms to vote by proxy or by means of a remote vote, and the address of the webpage on which the documentation and information relating to the general shareholders’ meeting will be made available. This documentation and information, together with the notice and the total number of outstanding voting rights, must also be made available on our company’s website at the same time as the publication of the notice convening the meeting, for a period of five years after the relevant general shareholders’ meeting.

The notice convening the general shareholders’ meeting has to be published at least 30 calendar days prior to the general shareholders’ meeting in the Belgian Official Gazette (Belgisch Staatsblad/Moniteur Belge), in a newspaper that is published nation-wide in Belgium and in media that can be reasonably relied upon for the dissemination of information within the EEA in a manner ensuring fast access to such information on a non-discriminatory basis. A publication in a nationwide newspaper is not needed for annual general shareholders’ meetings taking place on the date, hour and place indicated in the articles of association of our company if the agenda is limited to the treatment of the financial statements, the annual report of the board of directors, the remuneration report and the report of the statutory auditor, the discharge from liability of the directors and statutory auditor, and the remuneration of directors. See also “- Annual Meeting of Shareholders” above. In addition to this publication, the notice has to be distributed at least 30 calendar days prior to the meeting via the website of our company (www.nyxoah.com). The term of 30 calendar days prior to the general shareholders’ meeting for the publication and distribution of the convening notice can be reduced to 17 calendar days for a second meeting if, as the case may be, the applicable quorum for the meeting is not reached at the first meeting, the date of the second meeting was mentioned in the notice for the first meeting and no new item is put on the agenda of the second meeting. See also further below under “- Quorum and Majority Requirements”.

At the same time as its publication, the convening notice must also be sent to the holders of registered shares, holders of registered bonds, holders of registered warrants, holders of registered certificates issued with the co-operation of our company (if any), and, as the case may be, to the directors and statutory auditor of our company.

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders of a Delaware corporation must be given to each shareholder entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting and shall specify the place, date, hour and, in the case of a special meeting, the purpose of the meeting.

Admission to Meetings

All holders of shares, warrants, profit-sharing certificates, non-voting shares, bonds, subscription rights or other securities issued by our company, as the case may be, and all holders of certificates issued with the co-operation of our company (if any) can attend the general shareholders’ meetings insofar as the law or the articles of association entitles them to do so and, as the case may be, gives them the right to participate in voting.

In order to be able to attend a general shareholders’ meeting, a holder of securities issued by our company must satisfy two criteria: being registered as holder of securities on the registration date for the meeting, and notify our company:

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Firstly, the right to attend general shareholders’ meetings applies only to persons who are registered as owning securities on the fourteenth calendar day prior to the general shareholders’ meeting at midnight (CET) via registration, in the applicable register book for the securities concerned (for registered securities) or in the accounts of a certified account holder or relevant settlement institution for the securities concerned (for dematerialized securities or securities in book- entry form).

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Secondly, in order to be admitted to the general shareholders’ meeting, securities holders must notify our company at the latest on the sixth calendar day prior to the general shareholders’ meeting whether they intend to attend the meeting and indicate the number of shares in respect of which they intend to do so. For the holders of dematerialized securities or securities in book-entry form, the notice should include a certificate confirming the number of securities that have been registered in their name on the record date. The certificate can be obtained by the holder of the dematerialized securities or securities in book-entry form with the certified account holder or the applicable settlement institution for the securities concerned.

The formalities for the registration of securities holders, and the notification of our company must be further described in the notice convening the general shareholders’ meeting.

Each shareholder has the right to attend a general shareholders’ meeting and to vote at the general shareholders’ meeting in person or through a proxy holder, who need not be a shareholder. A shareholder may designate, for a given meeting, only one person as proxy holder, except in circumstances where Belgian law allows the designation of multiple proxy holders. The appointment of a proxy holder may take place in paper form or electronically (in which case the form shall be signed by means of an electronic signature in accordance with applicable Belgian law), through a form which shall be made available by our company. The signed original paper or electronic form must be received by our company at the latest on the sixth calendar day preceding the meeting. The appointment of a proxy holder must be made in accordance with the applicable rules of Belgian law, including in relation to conflicts of interest and the keeping of a register.

The notice convening the meeting may allow shareholders to vote remotely in relation to the general shareholders’ meeting, by sending a paper form or, if specifically allowed in the notice convening the meeting, by sending a form electronically (in which case the form shall be signed by means of an electronic signature in accordance with applicable Belgian law). These forms shall be made available by our company. The original signed paper form must be received by our company at the latest on the sixth calendar day preceding the date of the meeting. Voting through the signed electronic form may occur until the last calendar day before the meeting.

Our company may also organize a remote vote in relation to the general shareholders’ meeting through other electronic communication methods, such as, among others, through one or several websites. Our company shall specify the practical terms of any such remote vote in the convening notice.

Holders of securities who wish to be represented by proxy or vote remotely must, in any case comply with the formalities to attend the meeting. Holders of shares without voting rights, profit-sharing certificates without voting rights, convertible bonds, warrants or certificates issued with the cooperation of our company may attend the general shareholders’ meeting, but only with an advisory vote.

Votes

Each shareholder is entitled to one vote per share.

Voting rights can be mainly suspended in relation to shares:

•	which are not fully paid up, notwithstanding the request thereto of the board of directors;
•	to which more than one person is entitled, except in the event a single representative is appointed for the exercise of the voting right;
•

which entitle their holder to voting rights above the threshold of 3%, 5%, 10%, 15%, 20% and any further multiple of 5% of the total number of voting rights attached to the outstanding financial instruments of our company on the date of the relevant general shareholders’ meeting, in the event that the relevant shareholder has not notified us and the FSMA at least 20 calendar days prior to the date of the general shareholders’ meeting in accordance with the applicable rules on disclosure of major shareholdings; and

•	of which the voting right was suspended by a competent court or the FSMA.

Quorum and Majority Requirements

In general, there is no attendance quorum requirement for a general shareholders’ meeting and decisions are generally passed with a simple majority of the votes of the shares present or represented. However, capital increases (other than those decided by the board of directors pursuant to the authorized capital), decisions with respect to our company’s dissolution, mergers, demergers and certain other reorganizations of our company, amendments to the articles of association (other than an amendment of the corporate purpose), and certain other matters referred to in the Belgian CCA do not only require the presence or representation of at least 50% of the share capital of our company but also a majority of at least 75% of the votes cast (whereby abstentions are not included in the numerator nor in the denominator). An amendment of our company’s corporate purpose requires the approval of at least 80% of the votes cast at a general shareholders’ meeting (whereby abstentions are not included in the numerator nor in the denominator), which can only validly pass such resolution if at least 50% of the share capital of our company and at least 50% of the profit certificates, if any, are present or represented. In the event where the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second general shareholders’ meeting may validly deliberate and decide regardless of the number of shares present or represented. The special majority requirements, however, remain applicable.

Under the DGCL, the certificate of incorporation or bylaws of a Delaware corporation may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Right to Ask Questions at our Meetings of Shareholders

Within the limits of article 7:139 of the Belgian CCA, holders of securities have a right to ask questions to the directors in connection with the report of the board of directors or the items on the agenda of such general shareholders’ meeting. Holders of securities can also ask questions to the statutory auditor in connection with its report. Such questions can be submitted in writing prior to the meeting or can be asked at the meeting. The statutory auditor will immediately communicate any written questions to the board of directors. Written questions must be received by our company no later than the sixth calendar day prior to the meeting. Written and oral questions will be answered during the meeting concerned in accordance with applicable law. In addition, in order for written questions to be considered, the shareholders who submitted the written questions concerned must comply with the formalities to attend the meeting.

Dividends

All shares participate in the same manner in our profits, if any. Pursuant to the Belgian CCA, the shareholders can in principle decide on the distribution of profits with a simple majority vote at the occasion of the annual general shareholders’ meeting, based on the most recent statutory audited financial statements, prepared in accordance with Belgian GAAP and based on a (non-binding) proposal of our company’s board of directors. The shareholders shall lose their right to receive the dividends five years after the payment date of these dividends pursuant to Article 2277 of the Belgian Civil Code. From that date onwards, our company shall no longer be required to pay such dividends.

The articles of association also authorize the board of directors to declare interim dividends without shareholder approval. The right to pay such interim dividends is, however, subject to certain legal restrictions.

Our ability to distribute dividends is subject to availability of sufficient distributable profits as defined under Belgian law on the basis of our stand-alone statutory accounts prepared in accordance with Belgian GAAP. In particular, dividends can only be distributed if following the declaration and issuance of the dividends the amount of our net assets on the date of the closing of the last financial year as follows from the statutory non-consolidated financial statements (i.e., summarized, the amount of the assets as shown in the balance sheet, decreased with provisions and liabilities, all in accordance with Belgian accounting rules), and, save in exceptional cases, to be mentioned and justified in the notes to the annual accounts, decreased with the non-amortized costs of incorporation and extension and the non- amortized costs for research and development, does not fall below the amount of the paid-up capital (or, if higher, the issued capital), increased with the amount of non-distributable reserves (which include, as the case may be, the unamortized part of any revaluation surpluses).

In addition, pursuant to Belgian law and our Articles of Association, we must allocate an amount of 5% of our Belgian GAAP annual net profit to a legal reserve in its stand-alone statutory accounts, until the legal reserve amounts to 10% of our share capital. Our legal reserve currently does not meet this requirement nor will it meet the requirement at the time of the closing. Accordingly, 5% of our Belgian GAAP annual net profit during future years will need to be allocated to the legal reserve, further limiting our ability to pay out dividends to its shareholders. Furthermore, additional financial restrictions and other limitations may be contained in future credit agreements.

The right to payment of dividends expires five years after the board of directors declared the dividend payable.

Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for either or both of the fiscal year in which the dividend is declared and the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Dividends may be paid in the form of shares, property or cash.

Appointment of Directors

Pursuant to the Belgian CCA and the articles of association, the board of directors must consist of at least three directors. Our company’s Corporate Governance Charter provides that the composition of the board of directors should ensure that decisions are made in the corporate interest. It should be determined on the basis of diversity, as well as complementary skills, experience and knowledge. Pursuant to the Belgian Code on Corporate Governance, a majority of the directors must be non-executive and at least three directors must be independent in accordance with the criteria set out in the Belgian Code on Corporate Governance. By 1 January 2026, at least one third of the members of the board of directors must be of the opposite gender.

Liquidation Rights

Our company can only be voluntarily dissolved by a shareholders’ resolution passed with a majority of at least 75% of the votes cast at an extraordinary meeting of shareholders where at least 50% of the share capital is present or represented. In the event the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second meeting of shareholders can validly deliberate and decide regardless of the number of shares present or represented.

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution of a Delaware corporation must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

In the event of the dissolution and liquidation of our company, the assets remaining after payment of all debts and liquidation expenses will be distributed to the holders of our shares, each receiving a sum on a pro rata basis.

Pursuant to article 7:228 of the Belgian CCA, if, as a result of losses incurred, the ratio of our company’s net assets (determined in accordance with Belgian legal and accounting rules for non-consolidated financial statements) to share capital is less than 50%, the board of directors must convene an extraordinary general shareholders’ meeting within two months as of the date upon which the board of directors discovered or should have discovered this undercapitalization. At this general shareholders’ meeting the board of directors needs to propose either the dissolution of our company or the continuation of our company, in which case the board of directors must propose measures to redress our company’s financial situation. The board of directors must justify its proposals in a special report to the shareholders. Shareholders representing at least 75% of the votes validly cast at this meeting have the right to dissolve our company, provided that at least 50% of our company’s share capital is present or represented at the meeting.

If, as a result of losses incurred, the ratio of our company’s net assets to share capital is less than 25%, the same procedure must be followed, it being understood, however, that in that event shareholders representing 25% of the votes validly cast at the meeting (whereby abstentions are not included in the numerator nor in the denominator) can decide to dissolve our company.

Pursuant to article 7:229 of the Belgian CCA, if the amount of our company’s net assets has dropped below €61,500, any interested party is entitled to request the competent court to dissolve our company. The court can order the dissolution of our company or grant a grace period within which our company is to remedy the situation.

If our company is dissolved for any reason, the liquidation must be carried out by one or more liquidators appointed by the general shareholders’ meeting and whose appointment has been ratified by the enterprise court. Any balance remaining after discharging all debts, liabilities and liquidation costs must first be applied to reimburse, in cash or in kind, the paid-up capital of the shares not yet reimbursed. Any remaining balance